Exhibit 10.29

CHIEF FINANCIAL OFFICER CONSULTING AGREEMENT

This Agreement ("Agreement") is effective as of the 12th day of July, 2017 (the “Effective Date”), between Cutera, Inc., with an address at 3240 Bayshore Blvd., Brisbane, CA 94005 (“Company”) and Sandra A. Gardiner with an address at 4121 Grant Court, Pleasanton, CA 94566 (“Consultant”).

WHEREAS, the Company desires to retain Consultant to act as the Company's principal accounting and financial officer (as defined in the rules under the Securities Exchange Act of 1934), and Consultant desires to serve in that capacity; and

WHEREAS, in that role Consultant will serve as the Company's Consulting Chief Financial Officer and will perform all functions related thereto, including but not limited to overseeing the Company's accounting and finance organization, preparing the Company's financial statements and certifying the Company's reports on Form 10-Q and 10-K, communicating with shareholders and assisting in any financing or other strategic transactions (collectively, the "Services").

NOW, THEREFORE, in consideration of the mutual promises and obligations herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

AGREEMENT

1.

Performance of Services. During the term of this Agreement, Consultant will provide the Services as the Company's Consulting Chief Financial Officer, and will report directly to James A. Reinstein, the Company's Chief Executive Officer (“CEO”). Consultant agrees to provide, and the Company will guarantee the payment of, the Services for a minimum of thirty (30) hours per week from the Effective Date through January 12, 2018, working at least three (3) days a week at the Company's headquarters in Brisbane, California. In 2018, Consultant agrees to be available to assist in the preparation and completion, and if appropriate, certification of the Company's 2017 financial audit, the Company's annual report on Form 10-K, and the Company's proxy statement. Consultant's exact schedule and the days on which she works in 2017 and 2018 will be mutually agreed to by her and the CEO. Consultant's Service will begin on Effective Date.

2.	Term & Termination. This Agreement commences on the Effective Date and continues through January 12, 2018 (the “Term”), unless terminated or extended as set forth below:

a.

Termination for Convenience. Either party may terminate this Agreement at any time for any or for no reason by giving thirty (30) days' written notice of termination to the other party (“For Convenience”).

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b.	Termination for Cause.

i.

The Company may immediately terminate the Agreement for Cause upon written notice of termination to Consultant, with the particular Cause being specified in such notice. With respect to a termination by the Company, “Cause” means any of the following in the Company's judgment: (i) Consultant’s act or acts amounting to gross negligence or willful misconduct to the detriment of the Company; (ii) Consultant’s fraud or embezzlement of funds or property, or misappropriation involving the Company’s assets, business, customers, suppliers, or employees; (iii) Consultant’s failure to observe or perform any covenant, condition or provision of this Agreement; (iv) Consultant’s willful failure to comply with a lawful directive of the Company’s CEO; (v) Consultant’s failure to comply with any of the Company’s written policies and procedures, including, but not limited to, the Company’s Corporate Code of Ethics and Insider Trading Policy; or (vi) Consultant’s conviction of, or plea of guilty or nolo contendere to a felony.

ii.

Consultant may immediately terminate this agreement for Cause upon written notice of termination to the Company. With respect to a termination by Consultant, “Cause” means any of the following in Consultant’s judgment: (a) any act or omission by the Company that constitutes a material breach of this Agreement, or (b) any request by the Company to act, attest, certify, or otherwise perform any function in violation of any local, state, or federal statute or regulation, or any other recognized rules related to her performance as the CFO, and remains uncured two (2) weeks after Consultant provides written notice of the alleged breach or request to the Company’s General Counsel.

c.

Extension. Upon the mutual agreement of Consultant and the Company’s CEO, the term of this Agreement may be extended beyond January 12, 2018. In the event Consultant continues at the CEO's request to perform Services to the Company beyond January 12, 2018, the Agreement will be extended for successive three (3) month periods. Any agreed extension will be considered part of the Term.

Any termination of this Agreement discontinues Company's payment obligations, other than (i) payment of the Hourly Fee or Travel Hourly Fee for Services satisfactorily rendered prior to the date of termination, which will be made within fifteen (15) days after termination and submission of an acceptable invoice from Consultant, (ii) any un-submitted, reimbursable expenses incurred in the course of performing the Services, and (iii) payment of the Termination Fee under the limited circumstances described in Section 4.d. below. Upon termination, Consultant agrees to promptly return to the Company all copies of any Company data, records, or material of whatever nature or kind, including all materials incorporating any Confidential Company Information (defined below).

3.

Status as an Independent Consultant. Consultant will render all Services solely in her capacity as an independent contractor. Consultant is not an employee, partner or principal of Company. Consultant will have no authority to assume or create any obligations on behalf of Company. Consultant will assume all risks of loss incurred in performing services hereunder. Consultant will be solely responsible for paying all taxes when due incurred as a result of compensation and/or payments made by Company to Consultant in connection with the Services. Consultant will at all times exercise full control of the Services. Consultant is solely responsible for his or her own acts. Consultant is not eligible to participate in any benefits or programs sponsored or financed by the Company for its employees, including, but not limited to, any health insurance, workers' compensation, retirement, vacation, sick, or holiday programs and benefits.

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4.	Compensation. In consideration for the full performance of Consultant’s obligations and duties hereunder, during the term of this Agreement, the Company agrees to pay Consultant as follows:

a.	Four hundred ten dollars ($410.00) for each hour Consultant provides Services (the "Hourly Fee"), to be paid within fifteen (15) days after submission of an acceptable invoice from Consultant.

i.

Consultant must provide an invoice detailing the number of hours worked during a bi-monthly period, as well as a general description of the nature of the Services performed during the period. Consultant agrees to provide these invoices twice monthly to the CEO within five (5) business days following the 15th day of each month and the last day of each month during the Term (“Invoice Period”). The parties agree that Consultant’s ordinary commute to Company headquarters is not billable as time spent performing the Services.

ii.	To the extent Consultant exceeds fifty (50) hours in a standard work week, Consultant agrees to notify the Company’s CEO as soon as possible.

b.

For time spent travelling on Company business (described as the time Consultant leaves her house or the office until Consultant arrives at her destination by private vehicle or common carrier), Consultant’s hourly fee will be two hundred five dollars ($205.00) (the “Travel Hourly Fee”), it being understood and agreed that Consultant’s ordinary commute to the Company headquarters is not considered business travel for purposes of this section.

c.

Reimbursement of all actual, reasonable, and customary business expenses incurred during the Term and any extension by Consultant in performing services for the Company, including all reasonable expenses of travel on business; provided that, such expenses are incurred and accounted for in accordance with policies and procedures established by the Company.

d.	Upon expiration of the Term or termination of this Agreement for any reason other than:

i.	by the Company for Cause;

ii.	by the Consultant For Convenience before she has performed Services for at least ninety (90) days; or

iii.	by mutual agreement of the Parties because Consultant becomes a full-time employee of the Company in a mutually agreeable position;

the Company agrees to pay Consultant an amount (“Termination Fee”) equal to the Hourly Fee times average number of monthly hours worked by Consultant during the Term multiplied by three (3). In addition, in the event that this Agreement is terminated prior to expiration of the Term by the Company for any reason other than Cause, the Termination Fee also will include an amount equal to the product of (x) the Hourly Fee, multiplied by (y) the average number of monthly hours worked (calculated in accordance with Section 4.d. below), multiplied by (z) the quotient of the total number of calendar days remaining in the Term divided by 30.

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The average number of monthly hours worked for purposes of the Termination Fee is calculated by the number of total hours worked in all completed Invoice Periods divided by the number of Invoice Periods and multiplied by two (2) as set forth in the following equation:

[Total Hours Worked in All Completed Invoice Periods ÷ Number of Completed Invoice Periods] x 2

If required, payment of the Termination Fee will be made within fifteen (15) days of Consultant’s last day performing the Services.

5.	Confidentiality.

a.

Consultant has obtained or may now or hereafter obtain from Company certain of Company's confidential information, including such information relating to customer lists, employee lists and compensation information, product development plans and manufacturing processes (collectively, "Confidential Information"). Consultant acknowledges that Company is the owner of all such Confidential Information, and all intellectual property rights therein or associated therewith.

b.

Consultant agrees that for three years following disclosure to it of any of Company's Confidential Information, Consultant will not, without first obtaining Company's written consent, (i) disclose such Confidential Information or any portion to any person or entity, or (ii) make any use of such Confidential Information other than in connection with his or her performance of the Services.

c.

Consultant agrees that all Confidential Information disclosed to Consultant in tangible form is and will remain Company's property, will not be copied by Consultant without Company's prior written consent, and will be returned to Company (along with any copies) immediately upon request therefore or upon the termination of this Agreement, whichever is first to occur.

d.

Consultant acknowledges that Company has received and may hereafter receive from third parties their proprietary information subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes Company and any such third party, during this Agreement and thereafter, a duty to hold all such information in the strictest confidence and not to disclose it or any portion thereof to any person or entity, or make use of such information in any way without Company's and such third party's prior written consent.

e.

Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and that Consultant will not bring onto the premises of the Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

f.

Consultant acknowledges that a remedy at law for any breach of this Section would not be adequate relief, and agrees that Company will be entitled to injunctive relief in case of any such breach or threatened breach by Consultant.

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6.	Non-Solicitation of Employees, Consultants, and Customers.

a.

Non-Solicitation of Employees and Consultants.  Consultant recognizes the highly competitive nature of the business of the Company and that Company employees are exposed to Trade Secrets of the Company, which may include Confidential Information regarding its employees and consultants.  Accordingly, Consultant may not either directly or indirectly, on his/her own behalf or on behalf of others (i) solicit, induce, recruit, or encourage any of the Company's employees or consultants to leave their employment or consulting relationship with the Company to work for a competitor of the Company, or (ii) attempt to do any of the foregoing.  Additionally, for a period of twelve (12) months immediately following the termination of Consultants employment with the Company for any reason, whether for Convenience or For Cause, Consultant may not directly or indirectly, on his/her own behalf or on behalf of others (iii) solicit, induce, recruit, or encourage any of the Company's employees or consultants to leave their employment or consulting relationship with the Company to work for a competitor of the Company, or (iv) attempt to do any of the foregoing.

b.

Non-Solicitation of Customers.  Consultant recognizes the highly competitive nature of the business of the Company, and acknowledge that Company employees are exposed to Trade Secrets of the Company which may include information regarding its customers and clients.  Accordingly, Consultant agrees not use such Trade Secrets to solicit, on his/her own behalf or on behalf of others, business from any person or entity.

7.	Representations and Warranties.

a.

Consultant represents and warrants that she is not subject to any employment agreement or confidentiality agreement that conflicts, or is likely to conflict, with Consultant’s obligations to the Company under this Agreement. Consultant further represents and warrants that she will not provide to the Company any proprietary intellectual property of a third party that might subject the Company to a claim of misappropriation of trade secrets.

b.

The Company represents and warrants that the Company carries and maintains a D&O insurance policy, which coverage extends to Consultant in her capacity as the Consulting Chief Financial Officer of the Company.

8.

Indemnification. If Consultant is made a party to or is threatened to be made a party to or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Consultant is or was performing the consulting duties of the CFO of the Company, whether the basis of such proceeding is alleged action in her capacity as the CFO or in any other capacity while performing her duties as a Consultant, then Consultant will be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporate Law, as the same exists or may hereafter be amended, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by Consultant in connection therewith; provided, however, that, except with respect to proceedings to enforce her right to indemnification hereunder, the Company agrees to indemnify Consultant in connection with a proceeding (or part thereof) initiated by Consultant only if such proceeding (or part thereof) was authorized by the Company.

9.

Governing Law. This Agreement will be governed by and construed in accordance with the laws of California (excluding laws and principles relating to the conflict of laws). In any action relating to this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs incurred therein, in addition to any other appropriate relief.

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10.	No License. Notwithstanding any other provision, no license, by implication or otherwise, is granted to Consultant under this Agreement or through any disclosure contemplated hereby.

11.

Proprietary Rights. Consultant will disclose promptly in writing to Company all inventions he or she may conceive of or make in the performance of this Agreement. Consultant hereby assigns and agrees to assign to Company all right, title and interest in and to any and all inventions, designs, works of authorship and related documentation (collectively, “Inventions”) that is conceived, developed or reduced to practice by Consultant pursuant to this Agreement, and/or included in the Services. Consultant agrees, at Company’s request, to execute all documents that are necessary or desirable to obtain and preserve Company’s interests in the Inventions.

12.

Miscellaneous. Neither this Agreement nor any duties or obligations hereunder may be assigned by Consultant without the prior written consent of Company. If any term or provision herein is held invalid or unenforceable to any extent, the remainder of this Agreement will not be affected and each other term and provision will be valid to the fullest extent permitted by law. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations and understandings. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any of the provisions herein will be deemed or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver is binding unless executed in writing by the party to be charged. This Agreement is binding on and inures to the benefit of the parties and their respective heirs, representatives, successors and permitted assigns.

This Agreement may be signed in one or more counterparts, each of which is an original, and all of which together will be deemed one instrument.

CUTERA, INC.	CONSULTANT:

By: /s/ James A. Reinstein	By: /s/ Sandra A. Gardiner
James A. Reinstein	Sandra A. Gardiner
President & Chief Executive Officer

Date: June 27, 2017__________	Date: June 27, 2017________

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